SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549


                                  FORM 12B-25

                                        Commission  File  Number  0-24394

                          NOTIFICATION OF LATE FILING

 (Check One): [X]  Form 10-K   [ ] Form 11-K   [ ] Form 20-F   [ ] Form 10-Q
[  ] Form  N-SAR
          For  Period  Ended:      July  31,  1997
                               -------------------
[  ] Transition Report on Form 10-K       [ ] Transition Report on Form  10-Q
[  ] Transition Report on Form 20-F       [ ] Transition Report on Form  N-SAR
[  ] Transition Report on Form 11-K
          For  the  Transition  Period  Ended:
          Read attached instruction sheet before preparing form. Please print or type.
          Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
          If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates: _______
______________________________________________________________________________


                                    PART I
                            REGISTRANT INFORMATION
Full  name  of  registrant        Penn  Octane  Corporation
                            -------------------------------
Former  name  if  applicable
_____________________________________________________________________
Address  of  principal  executive  office  (Street  and  number)
 900  Veterans  Boulevard,  Suite  240
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City,  state  and  zip  code      Redwood  City,  California    94063
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
                                    PART II
                            RULE 12B-25 (B) AND (C)
     If  the  subject report could not be filed without unreasonable effort or expense  and  the  registrant  seeks  relief  pursuant  to Rule 12b-25(b), the following  should  be  completed.  (Check  appropriate  box.)
    | (a) The reasons described in reasonable detail in Part III of this form | could not be eliminated without unreasonable effort or expense;
[x] | (b)  The  subject  annual  report,  semi-annual  report,  transition
    | report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof | will be filed on or before the 15th calendar day following the | prescribed due date; or the subject quarterly report or transition | report on Form 10-Q, or portion thereof will be filed on or before | the fifth calendar day following the prescribed due date; and
    | (c)  The  accountant's  statement  or  other  exhibit  required  by Rule
    |      12b-25(c)  has  been  attached  if  applicable.


                                   PART III
                                   NARRATIVE

     The Registrant needs additional time to file its annual report on Form 10-K for its fiscal year ended July 31, 1997 because it does not have all information necessary to complete such report. The Registrant will file its annual report on Form 10-K on or before the 15th calendar day following the prescribed due date, October 29, 1997.


                                    PART IV
                               OTHER INFORMATION
     (1) Name and telephone number of person to contact in regard to this notification
   John  F.  Watkins                           (212)         626-4733
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          (Name)                            (Area Code)     (Telephone Number)
     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                              [X] Yes   [ ] No
     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                             [ ]  Yes   [X] No
     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
                           Penn  Octane Corporation
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                 (Name of Registrant as Specified in Charter)
Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date October  29 ,1997              By    /s/Ian T. Bothwell
     -----------------                 -------------------------
                                        Ian  T.  Bothwell
                                        Assistant Secretary, Treasurer, Chief
                                        Financial Officer and Principal
                                        Accounting  Officer